Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE ANNOUNCES PRICING OF
$175 MILLION OF SENIOR SECURED NOTES ISSUE

WARREN, Ohio – September 24, 2010 — Stoneridge, Inc. (NYSE: SRI) (the “Company”) announced today the pricing of a private placement of the Company’s $175 million of 9.5% senior secured notes due 2017.  The private placement of the notes in an offering exempt pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), is expected to close on October 4, 2010.  The proceeds from the sale of the notes and available cash will be used to repurchase the Company’s outstanding 11.5% senior notes due 2012 (the “Old Notes”) tendered pursuant to the Company’s previously announced tender offer (and redeem any Old Notes not so purchased) and to pay fees and expenses related to the offering of the notes and the tender offer.

The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the medium- and heavy-duty truck, automotive and agricultural and off-highway vehicle markets.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss or bankruptcy of a major customer; the costs and timing of facility closures, business realignment or similar actions; a significant change in medium- and heavy-duty truck, automotive or agricultural and off-highway vehicle production; our ability to achieve cost reductions that offset or exceed customary-mandated selling price reductions; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; the amount of debt and the restrictive covenants contained in our asset-backed credit facility; customer acceptance of new products; capital availability or costs, including changes in interest rates or market perceptions; the failure to achieve successful integration of any acquired company or business; the occurrence or non-occurrence of circumstances beyond our control; and the items described in “Risk Factors” in the Company’s public filings.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443